Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS

Lackluster film slate and difficult comparison contribute to reduced results for Marcus Theatres®

Milwaukee, Wis., March 16, 2011..... The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 24, 2011. A difficult quarter for Marcus Theatres® resulted in lower revenues and earnings for the company.

Third Quarter Fiscal 2011 Highlights

•	Total revenues for the third quarter of fiscal 2011 were $83,997,000, a 12.9% decrease from record revenues of $96,444,000 for the third quarter of fiscal 2010.

•	Operating income was $91,000 for the third quarter of fiscal 2011, compared to operating income of $8,044,000 for the same period in the prior year.

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The company reported a net loss of $2,029,000, or $0.07 per diluted common share, for the third quarter of fiscal 2011, compared to net earnings of $3,191,000, or $0.11 per diluted common share, for the third quarter of fiscal 2010.

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Comparisons to the prior year were unfavorably impacted by the fact that during the third quarter of fiscal 2010 the company changed its estimate of deferred gift-card revenue and recognized gift-card income related to prior periods of approximately $2,700,000 before tax, or $0.05 per diluted common share.

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Results for the third quarter of fiscal 2011 were unfavorably impacted by unusual items totaling approximately $1.8 million, or $0.04 per diluted common share, related to an adverse legal judgment concerning construction of the condominium hotel units at the company’s Las Vegas property and a change in an interest income estimate.

First Three Quarters Fiscal 2011 Highlights

•	Total revenues for the first three quarters of fiscal 2011 were $284,688,000, a 1.8% decrease from revenues of $289,963,000 for the same period in fiscal 2010.

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•	Operating income was $24,921,000 for the first three quarters of fiscal 2011, a 14.0% decrease from operating income of $28,986,000 for the first three quarters of fiscal 2010.

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Net earnings were $10,075,000, or $0.34 per diluted common share, for the first three quarters of fiscal 2011, a 23.0% decrease from earnings of $13,086,000, or $0.44 per diluted common share, for the same period in fiscal 2010.

“A very weak film slate and the fact we were up against last year’s record-setting performance of Avatar, the top-grossing movie of all time, contributed to a disappointing quarter for Marcus Theatres. On the positive side, we were pleased with the continued increase in revenues for Marcus® Hotels and Resorts during what is historically the weakest quarter for this division due to the impact of winter on our predominantly Midwestern locations,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Hotels and Resorts

“Revenues for Marcus Hotels and Resorts increased 6.7% during the third quarter and operating income would have increased compared to last year’s third quarter if not for the additional gift-card revenue recognized last year and the legal judgment this year. Revenue per available room (RevPAR) increased 9.8% for the third quarter and 13.9% for the year to date, with improvements in both occupancy and rates,” said Marcus.

“This was our fifth consecutive quarter of increased occupancy and we are particularly encouraged by an increase in the average daily rate of over 3%. The overall industry trends remain positive and our advanced booking pace is ahead of this time last year,” said Bill Otto, president of Marcus Hotels and Resorts.

Marcus Theatres

“This was a very challenging quarter for Marcus Theatres. The disappointing film slate, combined with the record-breaking performance of Avatar and the gift-card income last year, resulted in lower revenues and operating income for the division. Last year, in addition to Avatar, we had three other pictures – The Blind Side, Alvin and the Chipmunks: The Squeakquel and Sherlock Holmes – that outperformed our number-one picture this year. The top-grossing films for Marcus Theatres for the third quarter of fiscal 2011 were True Grit, Tangled (3D) and Little Fockers,” said Marcus.

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“The good news is in this business, there are always new movies opening every week. The entire industry is excited about the film line-up for the busy summer season beginning in May. Highly anticipated films include Thor, Pirates of the Caribbean: On Stranger Tides (3D), The Hangover Part II, Super 8, Green Lantern (3D), Cars 2 (3D), Transformers: Dark of the Moon (3D), Larry Crowne, Winnie the Pooh (3D), Harry Potter and the Deathly Hallows: Part 2 (3D) and Captain America: The First Avenger, to name a few. In total, an unprecedented fourteen 3D pictures will be released during this period and are expected to attract moviegoers of all ages,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

Summary

“We continue to have one of the best balance sheets in the industry and a debt-to-total-capitalization ratio under 40% at the end of the third quarter. We are encouraged by the improving trends of Marcus Hotels and Resorts and the prospects of a strong summer film slate for Marcus Theatres,” said Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 16, 2011, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-213-8899 and entering the passcode 48684193. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Wednesday, March 23, 2011 by dialing 1-888-286-8010 and entering the passcode 40102974. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 684 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus® Hotels and Resorts, owns or manages 18 hotels, resorts and other properties in nine states. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 24, 2011	February 25, 2010	February 24, 2011	February 25, 2010

Revenues:
Theatre admissions	$32,014	$40,755	$101,058	$111,809
Rooms	14,593	13,340	64,227	56,671
Theatre concessions	15,800	19,086	48,035	53,249
Food and beverage	11,073	10,097	37,706	33,361
Other revenues	10,517	13,166	33,662	34,873

Total revenues	83,997	96,444	284,688	289,963

Costs and expenses:
Theatre operations	28,288	34,190	86,779	94,713
Rooms	7,531	7,115	24,798	22,966
Theatre concessions	3,744	4,551	11,898	13,275
Food and beverage	9,391	8,938	28,616	26,577
Advertising and marketing	4,788	4,396	15,745	14,526
Administrative	9,576	9,492	29,193	27,759
Depreciation and amortization	8,489	7,975	25,146	24,104
Rent	2,102	1,811	6,252	5,652
Property taxes	2,990	3,660	9,977	10,134
Other operating expenses	7,007	6,272	21,363	18,696
Impairment charge	—	—	—	2,575

Total costs and expenses	83,906	88,400	259,767	260,977

Operating income	91	8,044	24,921	28,986

Other income (expense):
Investment income (loss)	(643)	149	(533)	436
Interest expense	(2,583)	(2,768)	(7,822)	(8,423)
Loss on disposition of property, equipment and other assets	(984)	(261)	(986)	(88)
Equity earnings (losses) from unconsolidated joint ventures, net	761	(76)	675	(112)

	(3,449)	(2,956)	(8,666)	(8,187)

Earnings (loss) before income taxes	(3,358)	5,088	16,255	20,799
Income taxes	(1,329)	1,897	6,180	7,713

Net earnings (loss)	$(2,029)	$3,191	$10,075	$13,086

Net earnings (loss) per common share - diluted:	$(0.07)	$0.11	$0.34	$0.44

Weighted-average shares outstanding - diluted	29,606	29,902	29,604	29,898

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	February 24, 2011	May 27, 2010

Assets:

Cash and cash equivalents	$10,076	$9,132
Accounts and notes receivable	8,007	9,323
Refundable income taxes	1,666	6,820
Deferred income taxes	3,005	2,708
Other current assets	9,852	7,310
Property and equipment, net	580,887	585,989
Other assets	83,757	83,129

Total Assets	$697,250	$704,411

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$17,205	$19,206
Taxes other than income taxes	11,707	12,589
Other current liabilities	34,025	29,571
Current maturities of long-term debt	39,619	39,610
Long-term debt	183,397	196,833
Deferred income taxes	41,775	39,180
Deferred compensation and other	32,262	31,626
Shareholders’ equity	337,260	335,796

Total Liabilities and Shareholders’ Equity	$697,250	$704,411

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended February 24, 2011
Revenues	$50,304	$33,460	$233	$83,997
Operating income (loss)	7,789	(5,199)	(2,499)	91
Depreciation and amortization	4,363	3,992	134	8,489

13 Weeks Ended February 25, 2010
Revenues	$64,843	$31,354	$247	$96,444
Operating income (loss)	15,367	(4,739)	(2,584)	8,044
Depreciation and amortization	4,147	3,685	143	7,975

39 Weeks Ended February 24, 2011
Revenues	$156,902	$127,116	$670	$284,688
Operating income (loss)	27,389	5,433	(7,901)	24,921
Depreciation and amortization	12,823	11,919	404	25,146

39 Weeks Ended February 25, 2010
Revenues	$175,400	$113,822	$741	$289,963
Operating income (loss)	36,445	89	(7,548)	28,986
Depreciation and amortization	12,478	11,195	431	24,104

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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